Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Walter Conner
425-372-3234
wconner@drugstore.com

drugstore.com, inc. CEO Steps Down;

CFO Robert Barton to Serve as Interim CEO

BELLEVUE, WA, – June 11, 2004 – drugstore.com, inc. (Nasdaq: DSCM), a leading online provider of health, beauty, vision, and pharmacy solutions, today announced that Kal Raman, president and chief executive officer, has decided to leave the company to pursue other opportunities.

“During my tenure, drugstore.com revenues grew from $145 million in 2001 to $246 million in 2003,” said Kal Raman. “Equally important, operating expenses were reduced by over $90 million, and the company achieved EBITDA profitability in the fourth quarter of 2003, as promised. I’m very proud of these accomplishments and feel that the company has a very promising future.”

“Kal did a tremendous job leading the company through the many challenges facing dot.com companies over the past several years,” said Peter Neupert, chairman of drugstore.com, inc. “I truly appreciate his efforts to help position the company for its next stage of growth.”

Robert Barton, the company’s chief financial officer, will assume Raman’s responsibilities during the company’s search for a replacement.

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ: DSCM) is a leading online provider of health, beauty, vision, and pharmacy solutions. The drugstore.com™ online store provides a convenient, private, and informative shopping experience that encourages consumers to purchase products essential to healthy, everyday living. The online store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions. Consumers can personalize their shopping experiences with shopping lists, e-mail reminders for replenishing regularly used products, and private e-mail access to pharmacists and beauty experts for questions.

drugstore.com, inc. has been awarded the Verified Internet Pharmacy Practice Sites (VIPPS) certification by the National Association of Boards of Pharmacy (NABP) as a fully licensed facility exercising competent, safe pharmacy practices in compliance with federal and state laws and regulations.

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